Exhibit 4.1

                           CERTIFICATE OF DESIGNATION,
                             PREFERENCES AND RIGHTS

                                       of

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       of

                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)



       INTERNATIONAL THOROUGHBRED BREEDERS, INC., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designation, and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by its Restated Certificate of Incorporation ("Certificate of Incorporation"), the Board of Directors has duly adopted the following resolution:

       RESOLVED, that, pursuant to the FOURTH Article of the Certificate of Incorporation (which authorizes 26 million shares, including five hundred thousand (500,000) shares of Preferred Stock, $10 par value per share), the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $10 per share, and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

1.     DESIGNATION AND AMOUNT

       The designation of this series, which consists of 500,000 shares of Preferred Stock, par value $10 per share, is the Series B Convertible Preferred Stock (the "Series B Preferred Stock"), the subscription price of which shall be Fifteen Dollars ($15.00) per share (the "Subscription Price").

2.     CERTAIN DEFINITIONS

       For purposes of this Certificate of Designation, in addition t the other terms defined herein, the following terms shall have the following meanings:

          "Business Day" means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

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          "Closing Sales Price" means, for any security as of any date, the last sales price of such security on the principal trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to the Majority Holders if Bloomberg Financial Markets is not then reporting closing sales prices of such security) (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sales price of such security on a national exchange or in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no such price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a Trading Day for such security, on the last preceding date that was a Trading Day. If the Closing Sales Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Sales Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

          "Common Stock" means the Common Stock of the Corporation of such par value as is available from time to time for issue out of the Corporation's authorized but unissued shares.

          "Conversion Price" means $2.00 initially, declining by $0.02 for each full calendar quarter elapsing from (and including) July 1, 2005 to the date on which the Required Conversion Condition (as defined in Section 3.2) shall have been satisfied, and shall be subject to adjustment as described in Section 7 hereof.

          "Excluded Issuance" means i) the issuance of Common Stock upon the exercise or conversion of any Convertible Securities or Options (as defined in Section 7.5(b)) outstanding on the Issuance Date and disclosed in the Disclosure Schedule to the Subscription Agreement in accordance with the terms of such Convertible Securities and Options as of such date; ii) the grant of Options to purchase Common Stock, with exercise prices not less than the market price of the Common Stock on the date of grant, which are issued to employees, officers, directors or consultants of the Corporation or its subsidiaries for the primary purpose of obtaining or retaining their employment or service pursuant to an equity compensation plan approved by the Corporation's Board of Directors, and the issuance of Common Stock upon the exercise thereof; iii) the grant of options to purchase not more than 48,000 shares of Common Stock which, as of the Issuance Date, had been reserved for issuance under stock options to be granted to employees of the Corporation or its subsidiaries at $0.50 per share, and the issuance of Common Stock upon exercise thereof; iv) the issuance of securities in connection with a bona fide public offering at an offering price per share
(prior to underwriter's commissions and discounts) of not less than the Conversion Price that is underwritten by a nationally recognized underwriting firm; and v) the issuance of securities as consideration in connection with an acquisition.

          "Issuance Date" means the date of the closing under the Subscription Agreement by and among the Corporation and the purchasers named therein (the "Subscription Agreement"), pursuant to which the Corporation issues, and such purchasers purchase, 500,000 shares of Series B Preferred Stock upon the terms and conditions stated therein.

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          "Majority  Holders"  means  the  holders  of a  majority  of the  then outstanding shares of Series B Preferred Stock.

          "Registration   Rights   Agreement"  means  the  Registration   Rights
Agreement, dated as of the Issuance Date, by and among the Corporation and the initial holders of Series B Preferred Stock.

          "Trading Day" means any day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

3.     CONVERSION

       3.1 Number of Common Shares Issuable upon Conversion. Upon Mandatory Conversion pursuant to Section 3.2 below, each share of Series B Preferred Stock automatically will be converted into a number of fully paid and nonassessable shares of Common Stock determined by dividing the Subscription Price by the Conversion Price then in effect hereunder.

       3.2 Mandatory Conversion.

          (a) When the Required Conversion Condition as defined in Section 3.2(b) hereof is satisfied, then all shares of the Series B Preferred Stock automatically shall be converted into the number of fully paid and nonassessable shares of Common Stock determined in accordance with the formula set forth in
Section 3.1 above (a "Mandatory Conversion"). Thereafter, the Corporation and the holders shall follow the applicable conversion procedures set forth in
Section 3.3 below (including the requirement that the holders deliver the Preferred Stock Certificates representing the Series B Preferred Stock being converted to the Corporation).

          (b) The "Required Conversion Condition" is that the registration statement required to be filed by the Corporation pursuant to Section 2 of the Registration Rights Agreement shall have been declared effective by the Securities and Exchange Commission. The effective date of such registration statement is called the "Conversion Date."

       3.3 Mechanics of Conversion. Upon Mandatory Conversion, the Corporation promptly will notify the holders of the Series B Preferred Stock thereof. Each holder shall surrender or cause to be surrendered the original certificates representing the Series B Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed, as soon as practicable thereafter to the Corporation. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Section
10.2 hereof.

          (a) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates, the Corporation (itself, or through its transfer agent) shall within ten Business Days following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Section 10.2) (the "Delivery Period"), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid)

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

to the holder or its nominee that number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock being converted.

          (b) Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series B Preferred Stock.

          (c) No Fractional Shares. If any conversion of Series B Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series B Preferred Stock being converted by the holder thereof), such fractional share shall be payable in cash based upon the ten day average Closing Sales Price of the Common Stock at such time, and the number of shares of Common Stock issuable upon conversion of the Series B
Preferred Stock shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

          (d) Conversion Disputes. In the case of any dispute with respect to conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance with Section 3.3(a) above as are not disputed. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile. The accountant, at the Corporation's sole expense, shall promptly review the calculations and notify the Corporation and the holder of the results no later than five Business Days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with Section 3.3(a) above.

4.     RESERVATION OF SHARES OF COMMON STOCK

       4.1 Reserved Amount. On or prior to the Issuance Date, the Corporation shall reserve 3,900,000 shares of its authorized but unissued shares of Common Stock for issuance upon conversion of the Series B Preferred Stock, and, thereafter, the number of authorized but unissued shares of Common Stock so reserved (the "Reserved Amount") shall at all times be sufficient to provide for the full conversion of all of the Series B Preferred Stock outstanding at the then current Conversion Price thereof.

       4.2 Increases to Reserved Amount. If the Reserved Amount shall be less than one hundred percent (100%) of the number of shares of Common Stock issuable upon full conversion of the then outstanding shares of Series B Preferred Stock, the Corporation shall take immediate action (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to one hundred percent (100%) of the number of shares of Common Stock then issuable upon full conversion of all of the outstanding Series B Preferred Stock at the then current Conversion Price.


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5.     RANK

       All shares of the Series B Preferred Stock shall rank (a) prior to the Corporation's Common Stock and any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the Majority Holders obtained in accordance with Section 10 hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series B Preferred Stock) (collectively with the Common Stock, "Junior Securities");
(b) pari passu with any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Section 10 hereof) specifically ranking, by its terms, on parity with the Series B Preferred Stock (the "Pari Passu Securities"); and (iii) junior to the Series A Preferred Stock of the Corporation outstanding on the Issuance Date and junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Section 10 hereof) specifically ranking, by its terms, senior to the Series B Preferred Stock (collectively, the "Senior
Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

6.     LIQUIDATION PREFERENCE

       6.1 If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 90 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof, if any) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series B Preferred Stock shall have received the Liquidation Preference with respect to each share of Series B Preferred Stock. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series B Preferred Stock and holders of Pari Passu Securities, if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series B Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

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       6.2 The purchase or redemption by the  Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation.

       6.3 The "Liquidation Preference" with respect to a share of Series B Preferred Stock means the Subscription Price.

7.     ADJUSTMENTS TO THE CONVERSION PRICE

       The Conversion Price shall be subject to adjustment from time to time as follows:

       7.1 Stock Splits, Stock Dividends, Etc. If, at any time on or after the Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination, reclassification or other similar event, the Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

       7.2 Merger, Consolidation, Etc. If, at any time after the Issuance Date, there shall be (a) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (b) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (c) any sale or transfer of all or substantially all of the assets of the Corporation or (d) any share exchange or other transaction pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (a) through (d) above being a "Corporate Change"), then the holders of Series B Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion had such Corporate Change not taken place, and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the Majority Holders) shall be made with respect to the rights and interests of the holders of the Series B Preferred Stock to the end that the economic value of the shares of Series B Preferred Stock is in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity's common stock that existed between the Conversion Price and the value of the Corporation's
Common Stock immediately prior to such Corporate Change) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any Corporate Change unless (i) each holder of Series B Preferred Stock has received written notice of such transaction at least 30 days prior thereto, but in no event later than 15 days prior to the record date for the determination of stockholders entitled to vote with respect thereto, (ii) the

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consent of the Majority Holders shall have been obtained in accordance with such
Section 9 hereof, and (iii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument (in form and substance reasonable satisfactory to the Majority Holders) the obligations of this Certificate of Designation (including, without limitation, the obligation to make payments of Dividend accrued but unpaid through the date of such consolidation, merger or sale and accruing thereafter). The above provisions shall apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

       7.3 Distributions. If, at any time after the Issuance Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "Distribution"), then the holders of Series B Preferred Stock shall be entitled, upon conversion of the shares of Series B Preferred Stock after the date of record for determining stockholders entitled to such Distribution (or if no such record is taken, the date on which such Distribution is declared or made), to receive the amount of such assets that would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution (or if no such record is taken, the date on which such Distribution is declared or made).

       7.4 Convertible Securities and Purchase Rights. If, at any time after the Issuance Date, the Corporation issues any securities or other instruments that are convertible into or exercisable or exchangeable for Common Stock ("Convertible Securities") or options, warrants or other rights to purchase or subscribe for Common Stock or Convertible Securities ("Purchase Rights") pro rata to the record holders of the Common Stock, whether or not such Convertible Securities or Purchase Rights are immediately convertible, exercisable or exchangeable, then the holders of Series B Preferred Stock shall be entitled, upon any conversion of shares of Series B Preferred Stock after the date of record for determining stockholders entitled to receive such Convertible Securities or Purchase Rights (or if no such record is taken, the date on which such Convertible Securities or Purchase Rights are issued), to receive the aggregate number of Convertible Securities or Purchase Rights that such holder would have received with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to receive such Convertible Securities or Purchase Rights (or if no such record is taken, the date on which such Convertible Securities or Purchase Rights were issued).

       7.5 Price Protection.

          (a) In the event that the Corporation shall sell or issue, at any time after the Issuance Date and before the Conversion Date, any shares of Common Stock (other than in an Excluded Issuance as defined above and other than in a transaction to which Section 7.1, 7.2, 7.3 or 7.4 applies) at a consideration per share less than the Conversion Price in effect immediately prior to the time of such sale or issuance, then, upon such sale or issuance, the Conversion Price shall be reduced to an adjusted price (calculated to the nearest cent) determined by dividing (A) the sum of (i) the total number of shares of Stock Outstanding (as defined below) immediately

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prior to such sale or issuance multiplied by the then-existing Conversion Price, plus (ii) the aggregate of the amount of all consideration, if any, received by the Corporation upon such sale or issuance, by (B) the total number of shares of Stock Outstanding immediately after such sale or issuance.

In no event shall any such adjustment be made if it would increase the Conversion Price in effect immediately prior to such adjustment, except as provided in Section 7.5(d) and 7.5(e) below.

          (b) For purposes of this Section 7.5, the following definitions shall apply:

               (i) "Convertible Securities" shall mean any indebtedness or equity securities convertible into or exchangeable for Common Stock.

               (ii) "Options" shall mean any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

               (iii) "Stock Outstanding" shall mean the aggregate of all Common Stock outstanding and all Common Stock issuable upon exercise of all outstanding Options and conversion of all outstanding Convertible Securities.

          (c) For the purposes of this Section 7.5, the following provisions shall also be applicable.

               (i) Cash Consideration. In case of the sale or issuance (otherwise than upon conversion or exchange of Convertible Securities) of additional Common Stock, Options or convertible Securities for cash, the consideration received by the Corporation therefore shall be deemed to be the amount of cash received by the Company for such Common Stock, Options or Convertible Securities (or, if such Common Stock is offered by the Corporation for subscription, the subscription price, or if such Common Stock is sold to underwriters or dealers for public offering without a subscription offering, the public offering price), without deducting therefrom any compensation or discount paid or allowed to underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith.

               (ii) Non-Cash Consideration. In case of the sale or issuance (otherwise than upon conversion or exchange of Convertible Securities) of additional Common Stock, Options or Convertible Securities for a consideration other than cash or a consideration a part of which shall be other than cash, the fair value of such consideration as determined by agreement of the Corporation and the Majority Holders or, if they fail to so agree, by an independent appraiser mutually acceptable to the Corporation and the Majority Holders, shall be deemed to be the value, for purposes of this Section 7.5, of the consideration other than case received by the Corporation for such securities.

               (iii) Options and Convertible Securities. In case the Company shall in any manner issue or grant any Options or any Convertible Securities, the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable shall (as of the date of issue or grant of such Options or, in the case of the sale or issue of Convertible Securities (other than

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where the same are issuable  upon the  exercise of  Options),  as of the date of such sale or issue) be deemed to be issued and to be outstanding for the purposes of this Section 7.5 and to have been issued for the sum of the amount (if any) paid for such Options or Convertible Securities and the amount (if any) payable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable; provided that, subject to the provisions of Section 7.5(d), no further adjustment of the Conversion Price shall be made upon the actual issuance of any such shares of Common Stock or Convertible Securities or upon the conversion or exchange of any such Convertible Securities.

               (d) In the event that the purchase price provided for in any Option referred to in subsection 7.5(c)(iii) or the rate at which any Convertible Securities referred to in subsection 7.5(c)(iii) are convertible into or exchangeable for Common Stock shall change at any time or any additional consideration shall be payable in connection with the exercise of any Option or the conversion or exchange of any Convertible Securities (other than under or by reason of provisions designed to protect against dilution upon the occurrence of events of the type described in this Section 7), then, for purposes of any adjustment required by Section 7.5, the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price that would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, conversion rate or additional consideration, as the case may be, at the time initially granted, issued or sold, provided, that if such readjustment is an increase in the Conversion Price, such readjustment shall not exceed the amount (as adjusted by Sections 7.1, 7.2, 7.3 or 7.4) by which the Conversion Price was decreased pursuant to Section 7.5 upon the issuance of the Option or Convertible Securities.

               (e) In the event of the termination or expiration of any right to purchase Common Stock under any Option granted after the date hereof or of any right to convert or exchange Convertible Securities issued after the date hereof, the Conversion Price shall, upon such termination, be readjusted to the Conversion Price that would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be Stock Outstanding; provided, that if such readjustment is an increase in the Conversion Price, such readjustment shall not exceed the amount (as adjusted by Sections 7.1, 7.2, 7.3 or 7.4) by which the Conversion Price was decreased pursuant to Section 7.5 upon the issuance of the Option or Convertible Securities. The termination or expiration of any right to purchase Common Stock under any Option granted on or prior to the Issuance Date or of any right to convert or exchange Convertible Securities issued on or prior to the Issuance Date shall not trigger any adjustment to the Conversion Price, but the shares of Common Stock issuable under such Options or Convertible Securities shall no longer be counted in determining the number of shares of Stock Outstanding on the Issuance Date for purposes of subsequent calculations under this Section 7.5.


       7.6 Other Action Affecting Conversion Price. If, at any time after the Issuance Date, the Corporation takes any action affecting the Common Stock that would be covered by Sections 7.1 through 7.5, but for the manner in which such action is taken or structured, which would in any way diminish the value of the Series B Preferred Stock, then the Conversion Price shall be

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adjusted in such manner as the Board of  Directors of the  Corporation  shall in good faith determine to be equitable under the circumstances.

       7.7 Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 7 amounting to a more than one percent (1%) change in such Conversion Price, or any change in the number or type of stock, securities and/or other property issuable upon conversion of the Series B Preferred Stock, the Corporation, at its expense, shall promptly compute such adjustment or readjustment or change and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment or change and showing in detail the facts upon which such adjustment or readjustment or change is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish to such holder a like certificate setting forth (a) such adjustment or readjustment or change, (b) the Conversion Price at the time in effect and (c) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series B Preferred Stock.

8.     VOTING RIGHTS

       The holders of the Series B Preferred Stock shall have no voting power whatsoever, except as otherwise provided by the Delaware General Corporation Law (the "DGCL"), in this Section 8 and in Section 9 below.

       Notwithstanding the above, the Corporation shall provide each holder of Series B Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders). If the Corporation takes a record of its stockholders for the purpose of determining stockholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder of Series B Preferred Stock, at least 15 days prior to the record date specified therein (or 45 days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

       To the extent that under the DGCL the vote of the holders of the Series B Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Majority Holders (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class. To the extent that under the DGCL holders of the Series B Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series B Preferred Stock

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

shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated.

       If in connection with any Liquidation Event, the holders of the Series Preferred Stock are entitled to vote to approve such Liquidation Event as a class, then the holders of the Series B Preferred Stock shall agree to vote their shares in favor of the Liquidation Event, conditioned on the receipt by all holders of Series B Preferred Stock of their respective Liquidation Preference, in full.

9.     PROTECTION PROVISIONS

       So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Majority Holders:

          (a) alter or change the rights, preferences or privileges of the Series B Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock;

          (b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series B Preferred Stock;

          (c) create or issue any Senior Securities or Pari Passu Securities;

          (d) issue any shares of Series B Preferred Stock other than pursuant to the Subscription Agreement;

          (e) increase the par value of the Common Stock;

          (f) issue any of the Corporation's equity or securities at a price or with a conversion or exercise price, as applicable, below the Conversion Price, except for Excluded Issuances; or

          (g) enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions.

10.    MISCELLANEOUS

       10.1 Cancellation of Series B Preferred Stock. Upon conversion or if any shares of Series B Preferred Stock are redeemed or repurchased by the Corporation, the shares so converted, redeemed or repurchased shall be canceled, shall return to the status of authorized, but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series B Preferred Stock.

       10.2 Lost or Stolen Certificates. Upon receipt by the Corporation of (a) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (b) (i) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably

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

satisfactory to the Corporation, or (ii) in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s), and instead shall issue Common Stock upon conversion, if the Required Conversion Condition has been satisfied.

       10.3 Status as Stockholder. Upon Mandatory Conversion, i) the shares of Series B Preferred Stock shall be deemed converted into shares of Common Stock and ii) the holder's rights as a holder of such converted shares of Series B Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation.

       10.4 Remedies. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series B Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series B Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

       10.5 Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the holders thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series B Preferred Stock shall be required.

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       IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 29th day of June, 2005.


                                        INTERNATIONAL THOROUGHBRED
                                        BREEDERS, INC.


                                        By:    S/ Francis W. Murray
                                             ----------------------
                                        Name: Francis W. Murray
                                        Title: CEO / President



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